EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Arch Therapeutics, Inc.

235 Walnut Street, Suite 6

Framingham, MA 01702

We hereby consent to the use in the Prospectuses constituting a part of this Registration Statement of our report dated December 11, 2020, relating to the consolidated financial statements of Arch Therapeutics, Inc. and Subsidiary appearing in the Annual Report on Form 10-K for the years ended September 30, 2020 and 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

January 26, 2021